Exhibit 99.1
                                  ____________

  Interchange Completes Acquisition of Bridge View; Realigns Senior Management
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Saddle  Brook,  NJ (May 1, 2003)-  Following  the  approval  of the  majority of shareholders of both institutions, Interchange Financial Services Corporation (the holding company for Interchange Bank) has completed the acquisition of Bridge View Bancorp ("Bridge View") (holding company of Bridge View Bank). Effective May 1, 2003 all offices of Bridge View Bank will now operate as Interchange Bank, bringing the total number of Interchange Bank offices throughout Bergen County to 29. As a result of the acquisition, Interchange Bank will report total assets of approximately $1.3 billion and will improve their deposit standing from 10th to 7th place as compared to all other banks operating in the county.

Based on Interchange's measurement price of $17.45 multiplied by the total stock amount of 2,949,719 plus the fixed cash in the amount of $33,528,472, the company will pay $85,001,069 to acquire Bridge View.

At closing, there were 3,790,432 common shares of Bridge View outstanding and 352,626 unexercised options at a weighted average strike price of approximately $17.30 per share. The aggregate amount of cash used to pay out the options is $1,652,711. Therefore, shareholders of Bridge View will receive, in the aggregate, approximately $83,348,358 and the per share value of consideration received in the transaction by Bridge View shareholders is $21.99 per share. As of March 31, 2003, the transaction represented a multiple of 2.81 times book value. The exchange ratio was approximately 1.26.

Commenting on the closing of the merger, Anthony S. Abbate, president and chief executive officer of the combined banks said, "We were delighted to have received the overwhelming approval of the shareholders of both Interchange and Bridge View. Our two banks shared a common mission: to provide a superior level of service to the residents and businesses of Bergen County that only a community oriented bank can offer. Now, with the strength of our combined assets, we can forge ahead with our strategic plan to become the preferred destination for consumer banking and the primary source of small business loans in northern New Jersey."

Creating a financial institution of this magnitude requires the capable direction of a cohesive and effective senior management team. To ensure that Interchange retains its position as a high performing company and continues to deliver shareholder value, several promotions and additions were made to reinforce the existing management of the Bank and Interchange. Effective May 1, 2003 Albert F. Buzzetti, formerly president of Bridge View Bank, will join Interchange as executive vice president and will become a senior vice president of the Holding Company. He will be responsible for the administration of the retail banking function. Also, Michael Lessler, formerly senior vice president and chief financial officer of Bridge View Bank, will join Interchange Capital Company (ICC), the equipment leasing and financing subsidiary of Interchange Bank, as a senior vice president and manager of operations and financial reporting.

Additionally, the following promotions were made at Interchange Bank: Anthony Labozzetta has been elevated to the position of senior executive vice president. Formerly executive vice president, Labozzetta will continue to serve as chief operating officer. Patricia D. Arnold, chief credit officer, and Frank R. Giancola, director of operations, have both been named executive vice presidents, having formerly served as senior vice presidents. In further action by the Board of Directors, Joyce I. Colin, in recognition of her years of service to Interchange Bank and her accomplishments throughout her tenure, was elected to the position of senior vice president. She had previously held the title of first vice president and will continue her responsibilities as chief information officer.

Those who will now serve as Executive Officers of both the Bank and Interchange will be Anthony S. Abbate, Anthony Labozzetta, Patricia Arnold, Frank Giancola, Albert F. Buzzetti and Charles Field, who is also senior vice president and chief financial officer of the Bank.

"All members of the Interchange management team are highly capable in their respective areas and have long and distinguished careers in banking," Abbate remarked. "Their expertise and dedication, along with that of our full complement of qualified employees, will certainly help us to reach higher goals and achieve our strategic plans."

Interchange Bank, headquartered in Saddle Brook, is Bergen County's largest independent commercial bank. Interchange Financial Services Corporation trades on the NASDAQ National Market under the symbol IFCJ. Additional information about Interchange Bank is available on the Bank's web site at interchangebank.com.

In addition to discussing historical information, certain statements included in or incorporated into this report relate to the financial condition, results of operations and business of the Company which are not historical facts, but which are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used herein, the words "anticipate,"
"believe," "estimate," "expect," "will" and other similar expressions are generally intended to identify such forward looking statements. Such statements are intended to be covered by the safe harbor provisions for forward looking statements contained in such Act, and we are including this statement for purposes of invoking these safe harbor provisions. These forward looking statements include, but are not limited to, statements about the operations of the Company, the adequacy of the Company"s allowance for losses associated with the loan portfolio, the prospects of continued loan and deposit growth, and improved credit quality. The forward looking statements in this report involve certain estimates or assumptions, known and unknown risks and uncertainties, many of which are beyond the control of the Company, and reflect what we currently anticipate will happen in each case. What actually happens could differ materially from what we currently anticipate will happen due to a variety of factors, including, among others, (i) increased competitive pressures among financial services companies; (ii) changes in the interest rate environment, reducing interest margins or increasing interest rate risk; (iii) deterioration in general economic conditions, internationally, nationally, or in the State of New Jersey; (iv) the occurrence of acts of terrorism, such as the events of September 11, 2001, or acts of war; (v) legislation or regulatory requirements or changes adversely affecting the business of the Company, and (vi) losses in the Company's leasing subsidiary exceeding management's expectations, and (vii) other risks detailed in reports filed by the Company with the Securities and Exchange Commission. Readers should not place undue expectations on any forward-looking statements. We are not promising to make any public announcement when we consider forward-looking statements in this document to be no longer accurate, whether as a result of new information, what actually happens in the future or for any other reason.